March 16, 2020 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Apyx Medical Corporation (the "Company"), which was filed with the Securities and Exchange Commission, pursuant to Item 4.02(b) of Form 8-K, as part of the Form 8-K of the Company dated March 16, 2020. We agree with the statements concerning our Firm disclosed under Item 4.02(b) in such Form 8-K. Sincerely, /s/ Frazier & Deeter, LLC Tampa, Florida